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                                                                    EXHIBIT 99.1

                   PINNACLE AIRLINES RELEASES DECEMBER TRAFFIC

MEMPHIS, TN--Jan 6, 2005 -- Pinnacle Airlines, Inc. released its passenger and traffic levels for December 2004 today.

In December, Pinnacle operated 416.9 million Available Seat Miles (ASMs), an increase of 50.9% over December 2003 levels. Revenue Passenger Miles (RPMs) grew 39.5% to 268.0 million. The airline transported 550,107 Customers during the month, 19.9% more than the same period last year.

Year-over-year, Pinnacle experienced a 61% growth in RPMs, a 57.5% growth in ASMs and a 39.6% increase in passengers. On December 31, 2004, Pinnacle had a total fleet size of 117 CRJs, having added 41 aircraft to its fleet between January 1, 2004 and December 31, 2004.

"I am so grateful for the dedication and efforts of all the People here at Pinnacle during this year of remarkable change and transition," said Philip H. Trenary, President & CEO. "And, to the many stakeholders in our company, Northwest Airlines and its employees, our code-share partners and the hundreds of individuals who contribute, thank you."

                                              DECEMBER 2004 TRAFFIC
                                2004                  2003               CHANGE
         ASMs (000)          416,899               276,248                50.9%
         RPMs (000)          267,994               192,052                39.5%
         Load Factor           64.3%                 69.5%            (5.2) pts
         Passengers          550,107               458,878                19.9%

                                           YEAR-TO-DATE TRAFFIC
                                2004                  2003               CHANGE
         ASMs (000)        4,219,078             2,678,000                57.5%
         RPMs (000)        2,894,776             1,797,631                61.0%
         Load Factor           68.6%                 67.1%              1.5 pts
         Passengers        6,339,766             4,540,476                39.6%

Pinnacle Airlines, Inc., operates under the name Northwest Airlink and provides service to destinations in the United States and Canada. Pinnacle operates an all-jet fleet of Canadair 44 and 50-seat Regional Jets from Northwest hubs at Detroit, Memphis and Minneapolis-St. Paul. Pinnacle Airlines maintains its headquarters in Memphis, Tenn., and employs more than 3,000 People. For further information, please contact Philip Reed, Vice-President, Marketing at 901-348-4257, or visit our web-site at www.nwairlink.com.

This press release contains various forward-looking statements that are based on management's beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our web-site or on line from the Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected. The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.

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